Exhibit 99.1

Nasdaq: ASFI

FOR IMMEDIATE RELEASE
CONTACT:
Cameron Williams, COO Mitchell Cohen, CFO Asta Funding, Inc. (201) 567-5648	Stephen D. Axelrod, CFA Wolfe Axelrod Weinberger Assoc. LLC (212) 370-4500; (212) 370-4505 (Fax) steve@wolfeaxelrod.com

ASTA FUNDING, INC. REACHES AGREEMENTS WITH ITS LENDERS and ANNOUNCES COST
REDUCTION PROGRAM

Englewood Cliffs, NJ – February 19, 2009 — Asta Funding, Inc. (NASDAQ:ASFI), a consumer receivable asset management and liquidation company, today announced that the Company and its subsidiaries, including Palisades Acquisition XVI reached agreements with its lenders and amended certain terms of their banking arrangements. The effective date for the banking arrangements is February 20, 2009. The Company expects to file its Annual Report on Form 10-K for the fiscal year ended September 30, 2008 on February 20, 2009, with the Report on Form 10-Q for the quarter ended December 31, 2008 to follow shortly thereafter. Upon filing the Report on Form 10-Q the Company will be up to date with its filing requirements with the Securities & Exchange Commission (SEC).

The Company also announced that as part of a cost reduction program, it will be closing its call center facility in Pennsylvania by the end of the second fiscal quarter of 2009. Asta has begun the process of moving all accounts to its headquarters in New Jersey and could realize an annual savings of approximately $1.5 million. The Company will recognize a one-time charge of approximately $250,000 in the fiscal second quarter relating to this closure. In addition, we anticipate ,impairments of approximately $21.4 million offsetting income in the first quarter of fiscal year 2009.

Total debt levels as of February 18, 2009 were approximately $170 million consisting of approximately $54 million due to its consortium of banks under its revolving line of credit (the “Credit Agreement”), and approximately $116 million due to the Bank of Montreal for its facility to finance Palisades XVI. This compares to debt at September 30, 2008 of $213 million consisting of $84 million due on the Credit Agreement and $129 million due to the Bank of Montreal. Total debt on December 31, 2007 was approximately $325 million. Under the terms of the amended agreement with the Bank of Montreal ,the minimum collection rate will be lowered, and the Company will provide $8.7 million of credit support for the benefit of the Bank of Montreal. Separately, under the amended terms of the Credit Agreement the maximum credit facility will be reduced to $90 million effective immediately and to $80 million by June 30, 2009 and certain financial covenants were amended.

Gary Stern, Chairman, President and Chief Executive Officer, said, “While the bank negotiations have taken some time, we are pleased that they are completed. We have implemented cost cutting and containment measures and believe they will help us more efficiently focus on collections and reducing debt. Portfolio purchases have been minimal in recent quarters, and although we do have the wherewithal to make acquisitions, we will continue to do so based upon our strict buying criteria.

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210 Sylvan Avenue, Englewood Cliffs, NJ 07632
(201) 567-5648, (201) 567-2203 fax

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release, may be “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta’s expectations. Factors that could contribute to such differences include those identified in Asta’s Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2007, Form 10-Q for the quarter ended June 30, 2008 and those described from time to time in Asta’s other filings with the Securities and Exchange Commission, news releases and other communications. Asta’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.

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